Exhibit 99.1

For Immediate Release	Contacts:	Roger Gillott
Maya Pogoda
Sitrick And Company
310-788-2850

CornerStone Sells Wholesale Assets to Enterprise,

Believes Financial Resources Adequate

WATSONVILLE, Calif. — November 13, 2002 — CornerStone Propane Partners, L.P. (OTCBB: CNPPE), one of the nation’s largest retail propane marketers, announced today that it has closed on the sale of its Coast Energy Group (“CEG”) wholesale propane business, including its four remaining terminals and propane inventory, to Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”) for approximately $12 million in cash.

At the same time, CornerStone and Enterprise concluded a supply agreement that effectively outsources CornerStone’s propane procurement to Enterprise on favorable terms.  Pursuant to the terms of the supply agreement, Enterprise will supply CornerStone with all of its propane requirements.

As a result of these transactions and actions taken over the past three months to reduce costs, capital expenditures and working capital needs, CornerStone believes that it has adequate liquidity to operate through the peak winter heating season.

“Everyone has made a terrific effort to achieve these results,” said Curtis G. Solsvig III, CornerStone’s chief executive officer.  “When we started restructuring this summer, we hoped to be able to get through the season with our own resources.  Selling CEG to Enterprise and partnering with Enterprise on propane procurement was critical to this strategy.  This both generates significant cash for CornerStone and reduces our working capital needs.”

He added, “We also have made tremendous progress in restructuring our core retail propane business. By consolidating sub-scale Service Centers, reducing overhead, deferring capital expenditures and cutting back on other costs, we have dramatically reduced our cash requirements.  We have also gotten critical support from our General Partners.”

Included in the sale to Enterprise are wholesale propane terminal facilities in Bakersfield and Rockland, California, Reno, Nevada and Albertville, Alabama.  This transaction essentially completes CornerStone’s exit from the wholesale propane business.  Earlier this year, CornerStone sold or closed the midstream crude oil pipeline, gathering and marketing assets of CEG.  In 2001, CornerStone exited its Canadian crude oil business.

CornerStone continues to discuss financial restructuring options with its Noteholders.

About CornerStone:

CornerStone, a master limited partnership, is one of the nation’s largest retail propane marketers.  It has approximately 1,900 employees, serves approximately 440,000 customers in more than 30 states in the East, South, Central and West Coast regions.  For more information, please visit our Web site at www.cornerstonepropane.com.

Forward-Looking Statements: Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause actual results to materially differ from those considered by the forward-looking statements.  Factors that could cause actual results to differ materially include Cornerstone’s debt service requirements and its discussions and negotiations with holders of its debt instruments regarding the deferral of principal and interest payments and the restructuring of such instruments, the availability of restructuring and strategic options, the availability of additional short term financing and its ability to secure debtor in possession financing, CornerStone’s future operating performance, capital expenditure needs, access to financing and its ability to fund its capital requirements in the near term and the long term, and prevailing economic, financial, business and weather conditions, in addition to other factors, risks and uncertainties that are described in CornerStone’s filings with the Securities and Exchange Commission, including CornerStone’s Annual Report on Form 10-K for the year ended June 30, 2001.  As a result, no assurances can be given as to future results, levels of activity or achievements.  Any forward-looking statements speak only as of the date the statement was made.  CornerStone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.

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